Exhibit 5
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
August 9, 2007
Novavax, Inc.
9920 Belward Campus Drive
Rockville, Maryland 20850
Re: Novavax, Inc.
2007 Amendment of the 2005 Stock Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel to Novavax, Inc. (“the Company”) in connection with the Company’s 2005 Stock Incentive Plan as amended, (“the Plan”) and the Registration Statement on Form S-8, relating to the registration and issuance of up to an additional 3,000,000 shares (“Additional Shares”) of the Company’s common stock, par value $0.01 per share.
     In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.
     The opinion expressed below is based on the assumption that persons acquiring the Additional Shares will do so strictly in accordance with the terms of the Plan.
     Based on the foregoing, we are of the opinion that the Additional Shares, when issued and sold by the Company to the purchasers of the Additional Shares in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.
     This opinion is limited to the matters expressly stated herein and no implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the Federal law of the United States of America and of the General Corporation Law of the State of Delaware.
     We consent to the filing of this opinion as Exhibit 5 of the Registration Statement.

Very Truly Yours,
/s/ Ballard Spahr Andrews & Ingersoll, LLP